Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Laura Richey	Bob Richter
NAVTEQ	for NAVTEQ
Tel: 312-894-7127	Tel: 212-802-8588
e-M: laura.richey@navteq.com	e-M: bob@richtermedia.com

Business Leaders Christopher Galvin and William Kimsey Elected to
NAVTEQ Board of Directors

Chicago, IL – October 22, 2004 – NAVTEQ (NYSE: NVT), a leading global provider of digital maps for vehicle navigation and location-based solutions, today announced that Christopher B. Galvin, former Chairman and CEO of Motorola, and William L. Kimsey, former Global CEO of Ernst & Young, have been elected to the NAVTEQ Board as Chairman and Director, respectively.   NAVTEQ has been focused on adding key business leaders who bring diverse expertise and a unique vantage point to the company.

Galvin brings 36 years experience in managing the issues facing growing global high technology companies that includes investing in advanced R&D, repositioning a business portfolio through almost 100 acquisitions/dispositions, worldwide cost restructuring, business model change, assembling global executive talent and motivating the creation of exciting new product, all designed to achieve greater sales growth and abundant free cash flow at Motorola.  Known for his passion for technology innovation and a reputation for high ethical standards and innovations in corporate governance, Galvin has a comprehensive global perspective, especially in China, where Motorola became the #3 most recognized global brand and China’s largest foreign investor.  Galvin will also chair NAVTEQ’s Governance and Nominating Committee.

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“Chris Galvin is a highly experienced and accomplished executive who as Chairman, will help NAVTEQ expand its global business,” said Judson Green, President and Chief Executive Officer, NAVTEQ.

 “NAVTEQ’s content products, essential to several diverse and growing markets, clearly are attractive to both customers and investors,” said Galvin.  “As part of the emerging location-enabled application market, the company has significant opportunities for growth around the world and I look forward to leveraging my expertise to position NAVTEQ to capitalize on these opportunities.”

Kimsey, a veteran of Ernst & Young for 32 years, brings a broad understanding of international business practices, regulatory requirements and acquisition management.  Kimsey was instrumental in the firm’s 2002 acquisition and integration of 57 former Arthur Andersen practices, making the firm 25% larger.  Kimsey also played a key role in the historic merger of Arthur Young and Ernst & Whinney in 1989.  Kimsey is noted for his ability to meld a global, corporate view with individual country perspectives.   Kimsey serves on the Boards of Accenture, Ltd., Parsons Corporation, Royal Caribbean Cruises, Ltd., and Western Digital Corporation.  Kimsey will chair NAVTEQ’s Audit Committee.

“NAVTEQ brings the same focus to top-quality management and management practices as it brings to its market-leading product.   I am excited to work with NAVTEQ to help shape the future of the company,” commented Kimsey.

The appointments of Galvin and Kimsey follow the recent election of Scott Miller who joined the NAVTEQ Board of Directors at the time of the initial public offering in August.   Miller concurrently serves as the President of the Six Sigma Academy, a six sigma deployment firm, and as Chief Executive Officer of G100, a membership organization for chief executive officers to discuss timely issues with their peers.  Miller was previously with Hyatt Hotels Corporation for six years where he served as President before becoming Non-Executive Vice Chairman.

“We are enormously proud and excited that Chris Galvin, Bill Kimsey and Scott Miller have joined our Board.  Their combined experience, vision and leadership is almost unrivaled in the industry and demonstrates our continued evolution into creating a world class company,” said Judson Green.  In addition, all three will help NAVTEQ meet the board “independence” requirements for publicly traded companies.

Richard de Lange, former Chairman of NAVTEQ’s Board, will continue as a Director, along with Dirk-Jan van Ommeren, Wilhelmus Groenhuysen and Judson Green.   Scott Weisenhoff, a 20+ year veteran of the Philips organization, has stepped down from his position as Director on the NAVTEQ Board concurrent with these new appointments.

“Richard de Lange has been an outstanding leader as Chairman of our Board and we look forward to his continuing contribution as a Director.  We appreciate Scott’s work with the NAVTEQ Board, especially throughout the preparations for our initial public offering, and thank him for his contribution,” commented Green.

Additional Biographical Information:  Chris Galvin

Galvin serves on Bechtel Corporation’s Board of Counselors; Northwestern University Board of Trustees Executive Committee; Advisory Committee to the Chief Executive of Hong Kong and Tienjin, China; and American Enterprise Institute Board.  He is a member of the Legion D’honneur, Business Council (U.S.); American Society of Corporate Executives; Past Chair of the U.S.-China Business Council, member of U.S. Department of Defense Science Board, and a Director of the Rand Corporation.

Additional Biographical Information:  William (Bill) Kimsey

Kimsey is a certified public accountant and is a member of the American Institute of Certified Public Accountants.  He holds a bachelor of science in business administration degree (cum laude) from the University of Missouri.  He was born in Prairie Home, MO in 1942.  He is a member of the Board and Treasurer of Work Training Programs, Inc., a not-for-profit organization based in Santa Barbara that provides training, housing and other services in a four county area for the developmentally disabled.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,400 employees located in over 100 offices in 20 countries.

NAVTEQ is a trademark in the U.S. and other countries. © 2004 NAVTEQ. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in NAVTEQ’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2004, as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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